EXECUTIVE OFFICER CONFIDENTIALITY, NON-COMPETITION,

AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is made between Bryon Keith Jorgenson of 6825 Black Duck Circle, Lino Lakes, MN 55014 (the “Executive” or “You”) and Surna, Inc., a Nevada Corporation, (“Surna”), along with its subsidiaries, parents, joint ventures, affiliated entities, and includes its successors and assigns or any such related entities (the “Company”). In consideration defined in Section 1 below, both parties agree as follows:

1.     Consideration. In consideration of the Executive’s execution of this Agreement, You shall hold the position of “Chief Operating Officer” as an at-will Executive of Surna and shall receive future wages and employment benefits, payment of which during the period of Your employment is a condition of this Agreement. You acknowledge the receipt and sufficiency of this consideration.

2.     Restrictive Covenants.

a.	Definitions:

(1)     “Business of the Company” means the highly competitive business of developing, manufacturing, marketing, distributing, and selling of disruptive technologies, equipment and related support services in the cannabis industry.

(2)     “Competitive Business(es)” include any firm, partnership, joint venture, corporation and/or any other entity and/or person, and/or any licensee of such entity, that develops, manufactures, markets, distributes, and/or sells any of the products described in Section 2.a.(1).

(3)     Your “Job Duties” are those duties described in Exhibit A, attached hereto, as well as those duties as may from time-to-time reasonably be prescribed by the Company during the period of Your employment with the Company.

(4)     “Customers” means any firm, partnership, corporation and/or any other entity and/or person that purchased or purchases from the Company any of the products described in Section 2.a.(1).

(5)     “Customer Prospects” means any firm, partnership, corporation and/or any other entity and/or person reasonably expected by the Company to purchase from the Company any of the products described in Section 2.a.(1).

(6)     “Vendors” means any individual and/or entity that provides goods and services to the Company.

(7)     “Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with Customers, Customer Prospects, or Vendors in an effort to initiate or further a business relationship between the Company and such Customers, Customer Prospects, or Vendors.

(8)     “Confidential Information” means information about the Company and its Customers, Customer Prospects, and/or Vendors that is not generally known outside of the Company, which You will learn of in connection with Your employment with the Company. Confidential Information may include, without limitation: (1) the terms of this Agreement, except as necessary to inform a subsequent employer of the restrictive covenants contained herein and/or Your attorney, spouse, or professional tax advisor only on the condition that any subsequent disclosure by any such person shall be considered a disclosure by You and a violation of this Agreement; (2) the Company’s business policies, finances, and business plans; (3) the Company’s financial projections, including but not limited to, annual sales forecasts and targets and any computation(s) of the market share of Customers and/or Customer Prospects; (4) sales information relating to the Company’s product roll-outs; (5) customized software, marketing tools, and/or supplies that You will be provided access to by the Company and/or will create; (6) the identity of the Company’s Customers, Customer Prospects, and/or Vendors (including names, addresses, and telephone numbers of Customers, Customer Prospects, and/or Vendors); (7) any list(s) of the Company’s Customers, Customer Prospects, and/or Vendors; (8) the account terms and pricing upon which the Company obtains products and services from its Vendors; (9) the account terms and pricing of sales contracts between the Company and its Customers; (10) the proposed account terms and pricing of sales contracts between the Company and its Customer Prospects; (11) the names and addresses of the Company’s Executives and other business contacts of the Company; and (12) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of the products described in Section 2.a.(1).

(9)     “Territory” means the area defined in Exhibit A.

(10)     “Trade Secrets” means Confidential Information which meets the additional requirements of the Colorado Uniform Trade Secrets Act (“UTSA”), C.R.S. §7-74-101 to §7-74-110, and/or under any other applicable law.

(11)     “Proprietary Rights” means any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts, and ideas (whether or not patentable or copyrightable) conceived, made, developed, created, or reduced to practice by You (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during Your employment, which may be directly or indirectly useful in, or related to, the Business of the Company or any business or products contemplated by the Company while You are an Executive, officer, or director of the Company.

b.     You agree that Your work for the Company will bring You into close contact with many of the Company’s Customers, Customer Prospects, Vendors, Trade Secrets, and Confidential information. You further agree that the covenants in this Section 2 are reasonable and necessary to protect the Company’s legitimate business interests and its Customer, Customer Prospect, and/or Vendor relationships, Trade Secrets, and Confidential Information.

c.     You agree to faithfully perform the duties assigned to You and will not engage in any other employment or business activity while employed by the Company that might interfere with Your full-time performance of Your duties for the Company or cause a conflict of interest. You agree to abide by all of the Company’s policies and procedures, which may be amended from time-to-time.

d.     You further agree that, due to Your position, Your engaging in any activity that may breach this Agreement will cause the Company great, immediate, and irreparable harm.

e.     Duty of Confidentiality. You agree that during Your employment with the Company and for a period of five (5) years following the termination of such employment for any reason, You shall not directly or indirectly divulge or make use of any Confidential Information outside of Your employment with the Company (so long as the information remains confidential) without the prior written consent of the Company. You shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets for an indefinite period of time, so long as the information remains a Trade Secret as defined by the UTSA and/or any other applicable law. You further agree that if You are questioned about information subject to this agreement by anyone not authorized to receive such information, You will notify the Company within 24 hours. You acknowledge that applicable law may impose longer duties of non-disclosure, especially for Trade Secrets, and that such longer periods are not shortened by this Agreement.

f.     Return of Confidential Information And Company Property. You agree to return all Confidential Information and/or Trade Secrets within three (3) calendar days following the termination of Your employment for any reason. To the extent You maintain Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by You, You agree to irretrievably delete all such information and to confirm the fact of deletion in writing within three (3) calendar days following termination of employment with the Company for any reason. You also agree to return all property in Your possession at the time of the termination of the employment with the Company, including but not limited to all documents, records, tapes, and other media of every kind and description relating to the Business of the Company and its Customers, Customer Prospects, and/or Vendors, and any copies, in whole or in part, whether or not prepared by You, all of which shall remain the sole and exclusive property of the Company.

g.     Proprietary Rights. Proprietary Rights shall be promptly and fully disclosed by You to the Company’s General Counsel and shall be the exclusive property of the Company as against You and Your successors, heirs, devisees, legatees and assigns. You hereby assign to the Company Your entire right, title, and interest therein and shall promptly deliver to the Company all papers, drawings, models, data, and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by You as aforesaid. All copyrightable Proprietary Rights shall be considered “works made for hire” within the copyright laws of the United States to the fullest extent allowed by law. You shall, upon the Company’s request and at its expense, execute any documents necessary or advisable in the opinion of the Company’s counsel to assign, and confirm the Company’s title in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company’s exclusive property as against You and Your successors, heirs, devisees, legatees and assigns under this Section 2.g. or to vest in the Company title to such Proprietary Rights as against You and Your successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

h.     Non-Competition. You covenant and agree that, during the term of Your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, You will not, directly or indirectly, anywhere in the Territory, on behalf of any Competitive Business perform the same or substantially the same Job Duties.

i.     Non-Solicitation of Customers, Customer Prospects, and Vendors. You also covenant and agree that during the term of Your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, You will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s Customers, Customer Prospects, or Vendors with whom You had Material Contact during the last two (2) years of Your employment with the Company.

j.     Non-Solicitation of Executives. You also covenant and agree that during the term of Your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, You will not, directly or indirectly, on Your own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical Executive of the Company with whom You had personal contact or supervised while performing Your Job Duties, to terminate their employment relationship with the Company.

3.     At-Will Status. You acknowledge and agree that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, You understand that You are an at-will Executive and that the Company may terminate Your employment at any time for any reason. You are similarly free to resign at any time for any reason.

4.     Governing Law and Remedies. In addition to any other remedies at law or in equity it may have, each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of the provisions of this Agreement. The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado exclusively and without reference to principles of conflict of laws.

Your initials on this page acknowledge agreement to Governing Law and Remedies provision in Section 4.

5.     Construction of Agreement. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a covenant as written is struck due to overbreadth, the parties specifically agree that said covenant shall be modified and enforced to the extent reasonable, whether said modifications are in time, territory, or scope of prohibited activities.

6.     Entire Agreement. This Agreement, which includes Exhibit A, represents the entire understanding between the Company and the Executive on the matters addressed herein and may not be modified, changed or altered by any promise or statement by the Company other than in writing signed by You and an authorized representative of Company. The waiver by the Company of a breach of any provision of this Agreement by any Executive shall not be construed as a waiver of rights with respect to any subsequent breach by You.

You acknowledge that You have carefully read and understand the provisions of this Agreement, and understand that You have the right to seek independent advice at Your expense or to propose modifications prior to signing the Agreement and have negotiated proposed modifications to the extent You deemed necessary. Nothing contained in this Agreement creates a contractual right to a continued employment for a definite term. You represent and warrant that You have entered into this Agreement voluntarily and after consulting with whomsoever You wished.

Executed the 5th day of January, 2015.	By:	/s/ Bryon Keith Jorgenson
Chief Operating Officer

(Print Name)	Bryon Keith Jorgenson

EXHIBIT A

TERRITORY AND JOB DUTIES

Date:  January 5, 2015

“Territory” is defined as the United States of America.

Job Duties of COO are:

Reporting to the Chief Executive Officer and Board (CEO), the Chief Operating Officer (COO) will have overall strategic and operational responsibility for all Surna programs and will manage a group of departments. As the chief program officer of Surna, you will provide leadership to the Surna strategic planning process and will implement new programmatic strategic initiatives. In addition, the COO will: provide coordination for the Surna senior management team; serve as liaison to Surna’s partners; and work with Surna’s Board of Directors to keep them abreast of programmatic strategies and challenges.

The COO will partner with the CEO and his peers (the chief financial officer (CFO), chief business officer, general counsel, and various department heads) and will be responsible for developing, implementing, and managing the operational aspects of the annual budget. Finally, the COO will cultivate existing relationships with public and private funders.

Responsibilities Include, but are not necessarily limited to:

1.	Program Operational Leadership:

a.	Provide effective and inspiring leadership by being actively involved in all programs and services, developing a broad and deep knowledge of all programs.

b.	Identify opportunities for Surna to leverage cross-program strengths to take advantage of new opportunities and/or to address organizational challenges.

c.	Lead, coach, develop, and retain Surna’s high-performance senior management team with an emphasis on developing capacity in strategic analysis and planning and program budgeting.

d.	Develop and implement training programs and retreats to expand the capacity of all staff.

e.	Prepare and submit an annual operational budget, manage effectively within this budget, and report accurately on progress made and challenges encountered.

f.	Ensure the continued financial viability of Surna’s operational units through sound fiscal management.

2.	External Relationship Development:

a.	Manage and cultivate existing relationships with funders to secure and expand recurring revenue streams.

b.	Publicly represent Surna with the media and external constituency groups including community, governmental, and private organizations and build excitement for Surna’s mission.

3.	Strategic Plan Implementation:

a.	Provide programmatic leadership and input for all strategic plan implementation processes with the ED and staff. Coach program directors as they implement the strategic plan and transition program operations.

b.	Develop and implement a system for tracking and reporting on the progress of the strategic plan implementation.